EXHIBIT 99.1

Contacts:

Colleen T. White, Corporate Communications – 201-847-5369;

colleen_white@bd.com

Monique N. Dolecki, Investor Relations – 201-847-5378;

monique_dolecki@bd.com

BD Board of Directors Elects Rebecca W. Rimel

Franklin Lakes, NJ (July 23, 2012) – BD (Becton, Dickinson and Company) (NYSE:BDX), a leading global medical technology company, announced that it has elected Rebecca W. Rimel to its Board of Directors, effective today.

Ms. Rimel, 61, is President and Chief Executive Officer of The Pew Charitable Trusts, a public charity that applies a rigorous, analytical approach to improving public policy, informing the public and stimulating civic life.

“It is an honor to welcome Rebecca Rimel to the BD Board,” said Vincent A. Forlenza, BD Chairman, Chief Executive Officer and President. “Rebecca brings to BD a unique blend of broad public policy expertise, philanthropic leadership and a strong healthcare background. I am confident that she will provide invaluable insight and perspective as we continue to execute our strategy of accelerating growth through innovation, complemented by operational excellence.”

Ms. Rimel has served in her current role since 1994, after serving as Executive Director and Vice President for Programs for The Pew Charitable Trusts. Her prior experience includes roles at The Glenmede Trust Company, an independent investment and wealth management firm. A registered nurse, Ms. Rimel has more than a decade of experience at the University of Virginia Hospital, serving as Head Nurse – Emergency Department, Coordinator of Medical Out-Patient Facilities, and Assistant Professor, Instructor in Neurosurgery.

In the nonprofit arena, Ms. Rimel currently serves on the board of The Pew Charitable Trusts and the Washington College Board of Visitors and Governors. In the corporate arena, she serves on the boards of Deutsche Asset Management/DWS Funds and CardioNet, a publicly traded wireless medicine company.

Ms. Rimel received a B.S. with Distinction from the University of Virginia School of Nursing and an MBA from James Madison University.

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About BD

BD is a leading global medical technology company that develops, manufactures and sells medical devices, instrument systems and reagents. The Company is dedicated to improving people’s health throughout the world. BD is focused on improving drug delivery, enhancing the quality and speed of diagnosing infectious diseases and cancers, and advancing research, discovery and production of new drugs and vaccines. BD’s capabilities are instrumental in combating many of the world’s most pressing diseases. Founded in 1897 and headquartered in Franklin Lakes, New Jersey, BD employs approximately 29,000 associates in more than 50 countries throughout the world. The Company serves healthcare institutions, life science researchers, clinical laboratories, the pharmaceutical industry and the general public. For more information, please visit www.bd.com.

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